Exhibit 99.1

Purple Innovation Announces Consolidation of Manufacturing Operations to Accelerate Growth

Actions will expedite Grid innovation and deliver cost synergies

Anticipated to generate $15 to $20 million in EBITDA benefit in 2025

LEHI, Utah, Aug. 22, 2024 /PRNewswire/ -- Purple Innovation, Inc. (NASDAQ: PRPL) (“Purple”), a comfort innovation company with the #1 Gel Grid technology in the world, today announced the consolidation of its mattress production operations into its McDonough, Georgia facility, and the corresponding closure of two manufacturing facilities in Salt Lake City and Grantsville, Utah. The closure of the Utah manufacturing facilities is expected to be completed during the first quarter of 2025 and the consolidation into the McDonough, Georgia facility is expected to be completed by December 31, 2024.

“These moves enable Purple to streamline our operations and to reinvest in technology and marketing to grow the category,” said Rob DeMartini, CEO of Purple Innovation. “This decision was not made lightly. Over the past year, we have driven savings through manufacturing efficiency and supply chain initiatives, and we are confident that the consolidation of our manufacturing footprint is an important step to advance our Grid innovation and build momentum with our ‘Path to Premium Sleep’ strategy, which will set Purple up for positive operating cash flow and market share growth over the long-term.”

Purple will remain headquartered in Utah with its 4 showrooms; all R&D activities will continue to be based in the Innovation Center that Purple opened in Draper, Utah last year. As part of the plan, the company expects to open a new distribution center in Utah. Purple also plans to increase capacity at its Georgia manufacturing facility. The Company also announced plans to reduce a number of positions at the corporate level.

These actions are expected to be completed in early 2025 and generate $15 to $20 million in EBITDA benefit on an annualized run-rate basis starting in 2025. The Company expects to incur restructuring costs of $35 to $45 million, beginning in the third quarter of 2024 through the second quarter of 2025, of which $26 to $32 million is non-cash. The Company does not expect these actions to impact full-year 2024 guidance targets.

About Purple

Purple, the leading premium mattress company with the #1 Gel Grid technology in the world, the GelFlex® Grid, thoughtfully engineers products that make restorative sleep effortless for every kind of sleeper. The result of over 30 years of innovation and in comfort technologies, Purple’s GelFlex Grid is the most significant advancement in mattresses in decades and is proven to reduce aches and pains. It instantly adapts as you move, balances temperature, relieves pressure and offers support in all the right places. Purple products, including mattresses, pillows, cushions, frames, sheets, and more, can be found online at Purple.com, in 60 Purple stores and over 3,000 retailers nationwide. Sleep Better. Live Purple.

Forward Looking Statements

Certain statements made in this release that are not historical facts are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Factors that could influence the realization of forward-looking statements include, among others: changes in economic, financial and end-market conditions in the markets in which we operate; fluctuations in raw material prices and cost of labor; the financial condition of our customers and suppliers; competitive pressures, including the need for technology improvement, successful new product development and introduction; changes in consumer demand, including pullbacks in consumer spending; disruptions to our manufacturing processes; and the risk factors outlined in the “Risk Factors” section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2024, and in our other filings made with the SEC. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

EBITDA, adjusted EBITDA, adjusted net income, and adjusted net income per diluted share are non-GAAP financial measures that remove the impact of certain non-cash and non-recurring costs. Management believes that the use of such non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. Refer to the attached table for the reconciliation of such non-GAAP financial measures to the most comparable GAAP financial measure.

With respect to the Company’s Adjusted EBITDA outlook for the third quarter and full year 2024, a quantitative reconciliation to the corresponding GAAP information cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted, including but not limited to warrant liabilities and stock based compensation. For the same reasons, the Company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

Investor Contact

Stacy Turnof, Edelman Smithfield
purpleIR@edelmansmithfield.com

Media Contact

Alicia Foreman, Purple Innovation
alicia@purple.com